Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.300.29520-8 Publicly-Held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 157, paragraph 4 of Law No. 6,404/76 and the terms of CVM Instruction No. 358/02, in continuance of the Material Facts disclosed by Oi on September 14 and November 9, 2016, informs its shareholders and the market in general that, on this date, the Company was made aware of the decision of the Board of Directors of the Brazilian National Agency of Telecommunications (Agência Nacional de Telecomunicações—ANATEL) with respect to Oi’s request for prior approval for the effective entry of new members to Oi’s Board of Directors, in which Anatel has decided, among other matters:

(i)                 to grant prior approval for the effective entry of the following new members to Oi’s Board of Directors: Demian Fiocca, Hélio Calixto da Costa, Blener Braga Cardoso Mayhew, Luís Manuel da Costa de Sousa de Macedo, Nelson Sequeiros Rodriguez Tanure and José Manuel Melo da Silva; and

(ii)               to deny prior approval for the effective entry of the following new members to Oi’s Board of Directors: Pedro Grossi Junior and Nelson de Queiroz Sequeiros Tanure.

Anatel also established certain obligations of Oi and determined that Oi and its Directors and Officers must provide certain information, in accordance with the Judgement attached in its entirety to this Material Fact.

The Company further informs that it is still evaluating the content of the resolutions contained in the decision of Anatel’s Board of Directors and will keep its shareholders and the market informed of the development of the subject matters of this Material Fact.

Rio de Janeiro, January 6, 2017.

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Oi S.A. – In Judicial Reorganization

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NATIONAL AGENCY OF TELECOMMUNICATIONS (AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES)

DECISION NO. 3, JANUARY 6, 2017

Proceeding No. 53508.003900/2016-30

Appellant/Interested Party: OI S.A.

Reporting Director: Igor Vilas Boas de Freitas

Deliberative Forum: Deliberative Circuit No. 178, December 30, 2016

SUMMARY

VOTE. PRIOR APPROVAL. OI GROUP. TRANSFER OF SHAREHOLDER CONTROL. SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTOS EM AÇÕES ENTENRING THE CONTROLLING GROUP OF OI S.A. VIA THE EFFECTIVE APPOINTMENT OF MEMBERS TO OI S.A.’s BOARD OF DIRECTORS. CONSIDERATIONS WITH RESPECT TO THE MATTER. CONDITIONAL APPROVAL.

1. Evaluation of the request for prior approval for the transfer of shareholder control, with a change of Oi S.A.’s Board of Directors.

2. Considerations regarding Société Mondiale Fundo de Investimentos em Ações entering the controlling group of Oi S.A. through the effective appointment of members into Oi S.A.’s Board of Directors, pursuant to the terms of Article 1, Paragraph 1, Subparagraph I of Resolution No. 101/1999.

3. Follows, in part, the Reporting Director’s proposal, with proposed amendments and additions pursuant to the terms of Vote No. 1/2017/SEI/LM (SEI No. 1086753).

DECISION

Having seen, reported and discussed these proceedings, the members of the Board of Directors of Anatel, pursuant to Analysis No. 133/2016/SEI/IF (SEI No. 1051598), with amendments proposed by Director Leonardo Euler de Morais, pursuant to Vote No. 1/2017/SEI/LM (SEI No. 1086753), both comprising this decision:

a) grant prior approval for the inclusion of Société Mondiale Fundo de Investimento em Ações (Société), represented by its manager Bridge Administradora de Recursos Ltda., in the controlling block of the Oi Group, via the effective appointment of members into the Board of Directors of Oi S.A. and its subsidiaries;

b) grant prior approval for the effective entry of the following new members into Oi S.A.’s Board of Directors: Demian Fiocca, Hélio Calixto da Costa, Blener Braga Cardoso Mayhew, Luís Manuel da Costa de Sousa de Macedo, Nelson Sequeiros Rodriguez Tanure and José Manuel Melo da Silva, all nominated by Société and appointed in Meeting No. 144, held on September 14, 2015;

c) deny prior approval of the effective entry of the following new members into Oi S.A.’s Board of Directors: Pedro Grossi Junior and Nelson de Queiroz Sequeiros Tanure, nominated by Société and appointed in Meeting No. 144, dated September 14, 2016;

d) establish that the entry of Société Mondiale into the Oi Group’s controlling block, provided for in item “a,” while the Oi Group’s Judicial Reorganization proceeding is underway, will be conditioned on:

d.1) the immediate notification by Oi S.A. to Anatel’s Superintendence of Competition of any Meeting of Oi S.A.’s Board of Directors, on the date of such call, in order to allow the presence and participation of the Agency’s representative in such meeting; and

d.2) the submission of a copy of the Minutes of Oi’s Board of Directors Meetings, by Oi S.A., to Anatel’s Superintendence of Competition within 2 (two) business days after such Minutes are signed;

e) determine that Oi S.A. and its Directors and Officers submit to the Agency, within 20 (twenty) days from the present deliberation, the following declarations, under penalty of law, and information:

e.1) for the members of the Board of Directors and the Board of Officers that declare themselves independent, a submission of a declaration, under penalty of law, that he or she simultaneously meets the conditions required in the definition of “Independent Board Member” provided in the Novo Mercado Listing Regulation, in the “Brazilian Code of Corporate Governance Best Practices” (“Código Brasileiro de Melhores Práticas de Governança Corporativa”), edited by the Brazilian Institute of Corporate Governance (Instituto Brasileiro de Governança Corporativa—IBGC) and in Article 26 of CVM Instruction No. 461, dated October 23, 2007, and their respective amendments;

e.2) for members of the Board of Directors and Board of Officers that do not declare themselves independent, the submission of a declaration, under penalty of law, indicating the shareholder(s) to whom he or she is linked or whose interest he or she represents; and,

e.3) for all members of the Board of Directors and Board of Officers, the submission of a current curriculum vitae, detailing separately any and all links with Oi S.A.’s shareholders or its representatives;

f) determine that Oi S.A.:

f.1) must submit any modifications to Oi S.A.’s Board of Directors, including any modifications that concern alternate representatives, for the prior approval of this Agency, for as long as the Group’s judicial reorganization proceeding is underway; and

f.2) present complete and detailed information about its corporate governance mechanism and its capital dispersion described in Proceeding No. 53500.028844/2013; and,

g) determine that the shareholders that have effectively appointed members to Oi S.A.’s Board of Directors and/or Board of Officers inform Anatel of any agreements that interfere directly or indirectly in the exercise of control, de jure or de facto, of the company.

Minority vote by Director Otavio Luiz Rodrigues Junior, pursuant to Vote No. 33/2016/SEI/OR (SEI No. 1084495).

Participating in this deliberation are President Juarez Quadros do Nascimento and Directors Igor Vilas Boas de Freitas, Anibal Diniz, Otavio Luiz Rodrigues Junior and Leonardo Euler de Morais.

Electronically signed by Juarez Martinho Quadros, Chairman of the Board, on January 6, 2017 at 5:03 p.m., official Brazilian time, pursuant to Article 30, Paragraph II of ANATEL Decree No. 1,476/2014.